EXHIBIT 21.1

                              VALUESTAR CORPORATION
                              LIST OF SUBSIDIARIES


The Company has one subsidiary doing business in its name:

                                 VALUESTAR, INC.
                               1120A Ballena Blvd.
                                Alameda, CA 94501
                           (A California Corporation)